Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to this Registration Statement on Form S-4 of Lifeline Holdings, Inc. (File No. 333-118929) of our reports dated February 9, 2004 relating to the financial statements and financial statement schedule of Lifeline Systems, Inc., which appear in Lifeline Systems, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in this Amendment No. 1 to this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

October 25, 2004